EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-166963 on Form S-8 of our reports dated February 27, 2019, relating to the financial statements and financial statement schedules of Clean Harbors, Inc. and subsidiaries, and the effectiveness of Clean Harbors, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Clean Harbors, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2019